Underlying supplement no. 820	Registration Statement no. 333-134553
To prospectus dated May 30, 2006 and	Dated June 5, 2007
prospectus supplement dated May 30, 2006	Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

Basket Consisting of the DAX® Index (DAX), the OMX™ Stockholm 30 Index (OMX), the CAC 40 Index (CAC) and the IBEX 35® Index (IBEX)

General

Lehman Brothers Holdings Inc. may offer and sell notes linked to a basket of the indices from time to time. This underlying supplement no. 820 describes the Basket of the DAX® Index, the OMX™ Stockholm 30 Index, the CAC 40 Index and the IBEX 35® Index, which we refer to in this underlying supplement as Basket Indices. The specific terms for each series of notes will be included in a product supplement. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes. We refer to such term sheets and pricing supplements generally as terms supplements. You should read the base prospectus, the MTN prospectus supplement, the relevant product supplement and any other related prospectus supplement, term sheet or pricing supplement, including the description of the Basket of the DAX® Index, the OMX™ Stockholm 30 Index, the CAC 40 Index and the IBEX 35® Index set forth in this underlying supplement, carefully before you invest in the notes. Any terms used herein but not defined herein shall have the meaning given to them in the base prospectus, the MTN prospectus supplement or relevant product supplement or free writing prospectus. This underlying supplement may not be used to sell securities unless accompanied by the base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplements.

Investing in notes linked to a Basket consisting of the DAX® Index, the OMX™ Stockholm 30 Index, the CAC 40 Index and the IBEX 35® Index involves a number of risks. See “Risk Factors” beginning on page US-1 in this underlying supplement no. 820 and “Risk Factors” in the relevant product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this underlying supplement no. 820, the accompanying base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

June 5, 2007

•

“DAX® Index” is the service mark of Deutsche Börse AG (“Deutsche Börse”) and will be licensed for use by Lehman Brothers Holdings Inc. The notes, although linked to the performance of the DAX® Index, are not sponsored, endorsed, sold or promoted by Deutsche Börse, and Deutsche Börse makes no representation regarding the advisability of investing in the notes.

•

“OMX™ Stockholm 30 Index” is a service mark of OMX AB and will be licensed for use by Lehman Brothers Holdings Inc. The notes, although linked to the performance of the OMX™ Stockholm 30 Index, are not sponsored, endorsed, sold or promoted by OMX AB, and OMX AB makes no representation regarding the advisability of investing in the notes.

•

“CAC 40 Index” is a service mark of Euronext Paris S.A. (“Euronext Paris”) and will be licensed for use by Lehman Brothers Holdings Inc. The notes, although linked to the performance of the CAC 40 Index, are not sponsored, endorsed, sold or promoted by Euronext Paris, and Euronext Paris makes no representation regarding the advisability of investing in the notes.

•

“IBEX 35® Index” is a service mark of Sociedad de Bolsas and will be licensed for use by Lehman Brothers Holdings Inc. The notes, although linked to the performance of the IBEX 35® Index, are not sponsored, endorsed, sold or promoted by Sociedad de Bolsas, and Sociedad de Bolsas makes no representation regarding the advisability of investing in the notes.

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Underlying Supplement

Risk Factors	1
The Basket	4
The DAX® Index	5
The OMX™ Stockholm 30 Index	10
The CAC 40 Index	13
The IBEX 35® Index	17

MTN Prospectus Supplement

Risk Factors	S-4
Description of the Notes	S-13
Supplemental United States Federal Income Tax Consequences	S-37
Certain ERISA Considerations	S-44
Plan of Distribution	S-45
Appendix A	S-48

Base Prospectus

Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

In making your investment decision, you should rely only on the information contained or incorporated by reference in the relevant terms supplements, this underlying supplement no. 820, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. The relevant terms supplements, this underlying supplement no. 820, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplements, this underlying supplement no. 820, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant terms supplements, this underlying supplement no. 820 and the relevant product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the

US-ii

regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplements, this underlying supplement no. 820, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement no. 820, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

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RISK FACTORS

Your investment in notes linked to a Basket consisting of the DAX® Index, the OMX™ Stockholm 30 Index, the CAC 40 Index and the IBEX 35® Index will involve certain risks. Investing in the notes is not equivalent to investing directly in t the DAX® Index, the OMX™ Stockholm 30 Index, the CAC 40 Index and the IBEX 35® Index or any of the component stocks of the DAX® Index, the OMX™ Stockholm 30 Index, the CAC 40 Index and the IBEX 35® Index. You should consider carefully the following discussion of risks before you decide that an investment in notes linked to a Basket consisting of the DAX® Index, the OMX™ Stockholm 30 Index, the CAC 40 Index and the IBEX 35® Index is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant product supplement before you decide that an investment in the notes is suitable for you.

The amount payable at maturity will not be adjusted, unless otherwise specified in the relevant product supplement or terms supplements, for changes in exchange rates that might affect the DAX® Index, the OMX™ Stockholm 30 Index, the CAC 40 Index and the IBEX 35® Index.

Although the stocks composing the DAX® Index, the OMX™ Stockholm 30 Index, the CAC 40 Index and the IBEX 35® Index are traded in currencies other than U.S. dollars, and the notes, which are linked to the Basket Indices, are denominated in U.S. dollars, the amount payable on the notes at maturity will not be adjusted, unless otherwise specified in the relevant product supplement or terms supplements, for changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks composing Basket Indices are denominated.

Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the amount payable on the notes at maturity. The amount we pay in respect of the notes on the maturity date, if any, will be determined solely in accordance with the procedures described in the relevant product supplement.

Each publisher may adjust its Index in a way that affects its level and adversely affects the value of your note, and each publisher has no obligation to consider your interests.

Deutsche Börse, the publisher of the DAX® Index, is responsible for calculating and maintaining the DAX® Index. OMX AB, the publisher of the OMX™ Stockholm 30 Index, is responsible for calculating and maintaining the OMX™ Stockholm 30 Index. Euronext Paris, the publisher of the CAC 40 Index, is responsible for calculating and maintaining the CAC 40 Index. Sociedad de Bolsas, the publisher of the IBEX 35®, is responsible for calculating and maintaining the IBEX 35®.

We are not affiliated with Deutsche Börse AG, OMX AB, Euronext Paris or Sociedad de Bolsas in any way (except for licensing arrangements discussed below in “The DAX® Index”, “The OMX™ Stockholm 30 Index”, “The CAC 40 Index” and “The IBEX 35® Index” and have no way to control or predict their actions including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the DAX® Index, the OMX™ Stockholm 30 Index, the CAC 40 Index and the IBEX 35® Index.

Each of Deutsche Börse, OMX AB, Euronext Paris or Sociedad de Bolsas can add, delete or substitute the stocks underlying its Index or make other methodological changes that could change the level of its Index. You should realize that the changing of companies included in either Index may affect such Index, and in turn the Basket, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, each of Deutsche Börse AG, OMX AB, Euronext Paris or Sociedad de Bolsas may alter, discontinue or suspend calculation or dissemination of its Index. Any of these actions could affect the level of the Basket and adversely affect the value of your notes. None of Deutsche Börse AG, OMX AB, Euronext Paris or Sociedad de Bolsas has any obligation to consider your interests in calculating or revising its Index. See “The DAX® Index”, “The OMX™ Stockholm 30 Index”, “The CAC 40 Index” and “The IBEX 35® Index.”

Neither Lehman Brothers Holdings nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the component indices or the publishers of such component indices contained in this underlying supplement or any public disclosure of information by such publishers. You, as an investor in the notes, should make your own investigation into the component indices and the publishers of such component indices.

We cannot control actions by the companies whose stocks or other equity securities are represented in the Basket.

We are not affiliated with any of the other companies whose stocks are represented in the Basket. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Basket Indices or your notes. None of the money you pay us will go to Deutsche Börse, OMX AB, Euronext Paris or Sociedad de Bolsas or any of the companies represented in the Basket and none of those companies will be involved in the offering of notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

You will have no shareholder rights in issuers of stocks underlying the DAX® Index, the OMX™ Stockholm 30 Index, the CAC 40 Index and the IBEX 35® Index.

Investing in the notes is not equivalent to investing in the securities underlying the DAX® Index, the OMX™ Stockholm 30 Index, the CAC 40 Index and the IBEX 35® Index. As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the DAX® Index, the OMX™ Stockholm 30 Index, the CAC 40 Index and the IBEX 35® Index would have.

An investment in the notes is subject to risks associated with non-U.S. securities markets.

The stocks that constitute the DAX® Index, the OMX™ Stockholm 30 Index, the CAC 40 Index and the IBEX 35® Index have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

The securities markets on which the stocks of the companies included in the Basket Indices are traded are not as large as the U.S. securities markets and have substantially less trading volume, resulting in a lack of liquidity and high price volatility relative to the U.S. securities markets. There is also a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries, as well as a high concentration of certain types of investors (including investment funds and other institutional investors) in these securities markets. As a result, the securities markets on which the stocks of the companies included in the Basket Indices are traded may be subject to significantly greater risk and price volatility than the U.S. securities markets.

The notes may be subject to currency exchange risk.

Because the prices of the component stocks included in the DAX® Index, the OMX™ Stockholm 30 Index, the CAC 40 Index and the IBEX 35® Index may be converted into foreign currency for the purposes of calculating the level of such index or indices, holders of the notes will be exposed to currency exchange rate risk with respect to each of the countries represented in any such index or indices. An investor’s net exposure will depend on the extent to which the currencies of the component stocks included in any such index or indices strengthen or weaken against the foreign currency. If, taking into account such weighting, the foreign currency strengthens against the respective component currencies, the level of the applicable Basket Index may be adversely affected, and the payment at maturity of the notes may be reduced.

Of particular importance to potential currency exchange risks are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

Time differences between the cities where the component indices trade and New York City may create discrepancies in trading levels.

As a result of the time difference between the cities where the securities underlying the component indices trade and New York City (where the notes may trade), there may be discrepancies between the levels of the component indices and the trading prices of the notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example during holidays in a foreign country), as a result of which the levels of the component indices remain unchanged for multiple trading days in New York City.

THE BASKET

The Basket will consist of the four Basket Indices, which will be equally weighted unless otherwise specified in the relevant terms supplements. The level of the Basket will increase or decrease depending on the performance of the Basket Indices.

THE DAX® INDEX

We have derived all information contained in this underlying supplement no. 820 regarding the DAX® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. To our knowledge, such information reflects the policies of, and is subject to change by, Deutsche Börse AG. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the DAX® Index may be obtained at the Deutsche Börse web site

(www.deutsche-boerse.com). Information contained in the Deutsche Börse web site is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the DAX® Index at any time from the Bloomberg Financial Markets page “DAX <Index> <GO>“ or from the Nikkei web site at www.deutsche-boerse.com.

DAX® Index Composition and Maintenance

The DAX® Index is a stock index calculated, published and disseminated by Deutsche Börse that measures the composite price performance of selected German stocks. The DAX® Index uses free-float shares in the index calculation. The DAX® Index, as of the date of this underlying supplement, is composed of stocks representing the 30 largest and most actively traded German-based companies that are listed at the Frankfurt Stock Exchange (“FWB”).

To be included or to remain in a DAX® Index, companies have to satisfy certain prerequisites. All classes of shares must:

•	be listed in the Prime Standard segment;

•	be traded continuously on Xetra®; and

•	show a free float of at least 5%.

Moreover, the companies must have their headquarters in Germany. Other than the registered office this can also be operating headquarters. Operating headquarters is defined as the location of management or company administration, in part or in full, or the companies must have a major share of the stock exchange turnover at the FWB and their juristic headquarters in the European Union or in an EFTA state.

If a company has its operating headquarters in Germany, but not its registered office, this must be publicly identified by the company. The primary trading turnover requirement is met, if at least 33 percent of aggregate turnover for each of the last three months took place on the FWB, including Xetra®.

With the respective prerequisites being satisfied, component issues are selected for the DAX® Index according to the following criteria:

•	Order book turnover on Xetra® and in FWB’s floor trading (within the preceding 12 months);

•	Free-float market capitalization as at a certain reporting date (last trading day of each month); and

•	The market capitalization is determined using the average of the volume-weighted average price (“VWAP”) of the last 20 trading days prior to the last day of the month.

The DAX®-index is reviewed exclusively on the basis of these criteria. Apart from these two key criteria, there are other aspects which continue to influence the decision-making process for all other selection indices:

•	the free-float;

•	market availability (measured on the basis of trading volumes, frequency of price determination, turnover or the Xetra® Liquidity Measure);

•	sector affiliation; and

•	the period during which a company has met the criteria for inclusion in, or elimination from, the index (retroactive view).

Taking all these criteria into account, the Working Committee for Equity Indices submits proposals to the Management Board of Deutsche Börse to leave the current index composition unchanged, or to effect changes, respectively. The final decision as to whether or not to replace an index component issue is taken by the Management Board of Deutsche Börse. In the case of the DAX® Index, such decisions are directly reflected by the respective rankings.

Such replacements are announced by Deutsche Börse in time (i.e., on the evening of the decision), also on

www.deutsche-boerse.com.

DAX® Index Calculation

Calculation

The equity indices of DAX® family are weighted by market capitalization; however, only freely available and tradable shares (“free-float”) are taken into account. The indices are calculated and disseminated as both performance and price indices.

Price indices measure the actual price performance, and are only adjusted for income from subscription rights and special distributions.

As for performance indices, all income from dividend and bonus payments is additionally reinvested in the index portfolio.

On top of that a daily settlement price is calculated once a day for particular indices involved, using the prices determined in the course of the midday intra-day auction.

The indices of the DAX® family are conceived according to the Laspeyres formula set out below:

whereby:

cit	=	Adjustment factor of company i at time t
ffiT	=	Free-float factor of share class i at time T
n	=	Number of shares in the index
piO	=	Closing price of share i on the trading day before the first inclusion in an index of Deutsche Börse
pit	=	Price of share i at time t
qiO	=	Number of shares of company i on the trading day before the first inclusion in an index of Deutsche Börse
qit	=	Number of shares of company i at time T
t	=	calculation time of the index
KT	=	Index-specific chaining factor valid as of chaining date T
T	=	Date of the last chaining

The formula set out below is equivalent in analytic terms, but designed to achieve relative weightings:

Index calculation can be reproduced in simplified terms by using the expression Fj:

•	Multiply the current price by the respective Fj weighting factor;

•	Take the sum of these products; and

•	Divide this by the base value (A) which remains constant until a modification in the index composition occurs.

The Fj factors provide information on the number of shares required from each company to track the underlying index portfolio.

The cap limits for issues in the DAX® Index are indicated in the table below.

Index	No. shares	Calc. Basis	Base date	Sector	Segment	Trading form	Cap limit	Calculation interval
DAX®	30	1000	December 30, 1987	Tech & Classic	Prime	Continuous	10.00%	1 second

An Underlying Stock may be deleted or added by Deutsche Börse performs regular modifications to the index composition every three months.

Discontinuation of the DAX® Index; Alteration of Method of Calculation

Deutsche Börse has no obligation to continue to publish the DAX® Index, and may discontinue publication of the DAX® Index at any time in its sole discretion. If Deutsche Börse discontinues publication of the DAX® Index and Deutsche Börse or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “DAX® successor index”), then any Index closing level will be determined by reference to the level of such DAX® successor index at the close of trading on the FWB or the relevant exchange or market for the DAX® successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of a DAX® successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If Deutsche Börse discontinues publication of the DAX® Index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no DAX® successor index is available at such time, or the calculation agent has previously selected a DAX® successor index and publication of such DAX® successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if Deutsche Börse (or the publisher of any DAX® successor index) fails to calculate and publish a closing level for the DAX® Index (or any DAX® successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the DAX® Index or DAX® successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the DAX® Index or DAX® successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the DAX® Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings’ obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the DAX® Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the DAX® Index or a DAX® successor index, or the level thereof, is changed in a material respect, or if the DAX® Index or a DAX® successor index is in any other way modified so that the DAX® Index or such DAX® successor index does not, in the opinion of the calculation agent, fairly represent the level of the DAX® Index or such DAX® successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the DAX® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the DAX® Index or such DAX® successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the DAX® Index or such DAX® successor index, as adjusted. Accordingly, if the method of calculating the DAX® Index or a DAX® successor index is modified so that the level of the DAX® Index or such DAX® successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the DAX® Index), then the calculation agent will adjust its calculation of the DAX® Index or such DAX® successor index in order to arrive at a level of the DAX® Index or such DAX® successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with Deutsche Börse AG

DAX® is a registered trademark of Deutsche Börse AG (“Deutsche Börse”). Lehman Brothers Holdings Inc. will enter into a non-exclusive license agreement with Deutsche Börse. The license agreement will grant Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use the DAX® Index in connection with certain securities, including the notes.

The notes are neither sponsored nor promoted, distributed or in any other manner supported by Deutsche Börse. Deutsche Börse does not give any explicit or implicit warranty or representation, neither regarding the results deriving from the use of the DAX® Index and/or the DAX® Index Trademark nor regarding the DAX® Index value at a certain point in time or on a certain date nor in any other respect. The DAX® Index is calculated and published by Deutsche Börse. Nevertheless, as far as admissible under statutory law, Deutsche Börse will not be liable vis-à-vis third parties for potential errors in the Index. Moreover, there is no obligation for Deutsche Börse vis-à-vis third parties, including investors, to point out potential errors in the DAX® Index.

Neither the publication of the DAX® Index by Deutsche Börse nor the granting of a license regarding the DAX® Index as well as the DAX® Index Trademark for the utilization in connection with the notes or other securities or financial products, which derive from the DAX® Index, represents a recommendation by Deutsche Börse for a capital investment or contains in any manner a warranty or opinion by Deutsche Börse with respect to the attractiveness on an investment in the notes.

In its capacity as sole owner of all rights to the DAX® Index and the DAX® Index Trademark Deutsche Börse has solely licensed to the issuer of the notes the utilization of the DAX® Index and the DAX® Index Trademark as well as any reference to the DAX® Index and the DAX® Index Trademark in connection with the notes.

THE OMX™ STOCKHOLM 30 INDEX

We have derived all information contained in this underlying supplement no. 820 regarding the OMX™ Stockholm 30 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, OMX AB (“OMX AB”). We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the OMX™ Stockholm 30 Index may be obtained at the OMX AB web site (www.omxgroup.com). Information contained in the OMX AB web site is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the OMX™ Stockholm 30 Index at any time from the Bloomberg® service under the symbol “OMX” or from the OMX AB web site at www.omxgroup.com.

OMX™ Stockholm 30 Index Composition

The OMX™ Stockholm 30 Index consists of the 30 most-traded stocks on Stockholm Stock Exchange. The OMX™ Stockholm 30 Index is also used for structured products, such as warrants, index bonds, exchange traded funds such as XACT OMX™ and other non-standardized derivatives products.

OMX™ Stockholm 30 Index has been developed similarly to OMX Stockholm All-Share Index (OMXS). The index thus displays the general movements in the stock market. It is important to note that as the number of constituents of the OMX™ Stockholm 30 Index is less than OMX™ Stockholm 30 Index, the development of the two indexes might differ. This difference is referred to as the active risk (tracking error), which is measured as the annual standard deviation between returns on OMX™ Stockholm 30 Index and OMXS. A high value indicates a greater deviation between the indices.

The OMX™ Stockholm 30 Index is based on paid prices, (i.e., only completed transactions give rise to index changes). OMX™ Stockholm 30 Index is also market weighted; that is, the constituent stocks’ share of the index is determined by the actual market capitalization of each company.

Following various corporate actions, e.g. rights issues and splits, an adjustment of the OMX™ Stockholm 30 Index might be necessary. The principal of any adjustment is that the index value should not be affected by the corporate action.

In order to minimize transaction costs for investors, the Stockholm Stock Exchange adjusts only for issues where all stockholders have preferential rights. The adjustment of the number of stocks following a new issue, or other corporate action, will impact the index calculation on the day the index stock is traded without the right to participate in the issue.

The OMX™ Stockholm 30 Index Calculation

The value of the OMX™ Stockholm 30 Index is calculated continuously during the exchange’s open hours. The last calculated value of the OMX™ Stockholm 30 Index constitutes the closing value for the trading day. During a regular trading day, the value of the OMX™ Stockholm 30 Index is calculated in real time and distributed at one-minute intervals via several information vendors. The OMX™ Stockholm 30 Index is calculated in relation to the situation on September 30, 1986, with a value of 125.

Discontinuation of the OMX™ Stockholm 30 Index; Alteration of Method of Calculation

If OMX discontinues publication of the OMX™ Stockholm 30 Index and OMX or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued OMX™ Stockholm 30 Index (such index being referred to herein as an “OMX™ Stockholm 30 successor index”), then any Index closing level will be determined by reference to the level of such OMX™

Stockholm 30 successor index at the close of trading on the relevant exchange or market for the OMX™ Stockholm 30 successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements.

Upon any selection by the calculation agent of a OMX™ Stockholm 30 successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If OMX discontinues publication of the OMX™ Stockholm 30 Index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no OMX™ Stockholm 30 successor index is available at such time or the calculation agent has previously selected a OMX™ Stockholm 30 successor index and publication of such OMX™ Stockholm 30 successor index is discontinued prior to, and such discontinuation is continuing on such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if OMX (or the publisher of any OMX™ Stockholm 30 successor index) fails to calculate and publish a closing level for the OMX™ Stockholm 30 Index (or any OMX™ Stockholm 30 successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the OMX™ Stockholm 30 Index or OMX™ Stockholm 30 successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently included in the OMX™ Stockholm 30 Index or OMX™ Stockholm 30 successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the OMX™ Stockholm 30 Index on the relevant exchange may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the OMX™ Stockholm 30 Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the OMX™ Stockholm 30 Index or a OMX™ Stockholm 30 successor index, or the level thereof, is changed in a material respect, or if the OMX™ Stockholm 30 Index or a OMX™ Stockholm 30 successor index is in any other way modified so that the OMX™ Stockholm 30 Index or such OMX™ Stockholm 30 successor index does not, in the opinion of the calculation agent, fairly represent the level of the OMX™ Stockholm 30 Index or such OMX™ Stockholm 30 successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the OMX™ Stockholm 30 Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the OMX™ Stockholm 30 Index or such OMX™ Stockholm 30 successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the OMX™ Stockholm 30 Index closing level with reference to the OMX™ Stockholm 30 Index or such OMX™ Stockholm 30 successor index, as adjusted. Accordingly, if the method of calculating the OMX™ Stockholm 30 Index or a OMX™ Stockholm 30 successor index is modified so that the level of the OMX™ Stockholm 30 Index or such OMX™ Stockholm 30 Index successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the OMX™ Stockholm 30 Index), then the calculation agent will adjust its calculation of the OMX™ Stockholm 30 Index or such OMX™ Stockholm 30 successor index in order to arrive at a level of the OMX™ Stockholm 30 Index or such OMX™ Stockholm 30 successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with OMX

Lehman Brothers Holdings Inc. will enter into a non-exclusive license agreement with OMX AB, providing for the license to Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the OMX™ Stockholm 30 Index in connection with certain products, including the notes.

The Securities are not in any way sponsored, endorsed, sold or promoted by OMX AB and OMX AB makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the OMX™ Stockholm 30 Index and/or the level at which the OMX™ Stockholm 30 Index stands at any particular time on any particular day or otherwise. The OMX™ Stockholm 30 Index is compiled and calculated solely by Stockholm Stock Exchange Ltd. However, Stockholm Stock Exchange Ltd. shall not be liable (whether in negligence or otherwise) to any person for any error in the OMX™ Stockholm 30 Index and the exchange shall not be under any obligation to advise any person of any error therein.

All rights to the trademarks OMX™, OMXS30™, OMXS30 INDEX™ and OMX™ Stockholm 30 Index are vested in OMX AB and are used under license from OMX AB or a subsidiary to OMX AB.

THE CAC 40 INDEX

We have derived all information contained in this underlying supplement no. 820 regarding the CAC 40 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Euronext Paris S.A. (“Euronext Paris”). We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the CAC 40 Index may be obtained at the Euronext Paris web site (www.euronext.com). Information contained in the Euronext web site is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the CAC 40 Index at any time from the Bloomberg® service under the symbol “CAC,” or from the Euronext Paris web site at www.euronext.com.

CAC 40 Index Composition, Calculation and Maintenance

The CAC 40 index is an index weighted by free-float market capitalization that measures the performance of 40 equities listed on Euronext’s regulated markets in Paris. The CAC 40 index is designed to reflect the general trends in the trading of shares listed on Euronext Paris. It is made up of shares issued by 40 companies selected among the 100 largest and most traded stocks on Euronext Paris in such a way that it is not only a suitable underlying asset for derivatives products, but also a relevant benchmark for portfolio management.

Constituents are selected from the stocks listed in Paris on Euronext’s regulated markets.

Index components are selected regardless of where the issuing company is registered. Eligibility for inclusion in the index depends on a group of criteria: free-float market capitalization, its turnover on Euronext Paris, and the presence of business assets and/or significant head-office activities in France. As only one listing – the most active one - is permitted per company, the listing representing the company’s ordinary shares is generally used.

The weight of a company in the CAC 40 index is capped at 15% of the index’s free-float market capitalization.

A quarterly adjustment scheme is applied for amendments to the numbers of shares.

The number of shares to be used after the quarterly review for each constituent will be based on the number of shares listed on the market. The number of shares may be modified in between the quarterly updates.

A quarterly adjustment scheme is applied for amendments to the numbers of shares. The number of shares to be used after the quarterly review for each constituent is based on the number of shares listed on the market.

The CAC 40 index is calculated using the following formula:

Where:

t	day of calculation
N	number of constituent equities in index
Qi.t	number of shares of equity i on day t

Fi.t	free float of equity i
fi.t	capping factor of equity i
Ci.t	price of equity i on day t
Qi.o	number of shares of equity i on index base date
Ci.o	price of equity i on index base day
Kt	adjustment coefficient for base capitalization on day t

The base date for the CAC 40 index is December 31, 1987 and the base market capitalization was FF 370,437,433,958 before the adoption of the euro as local currency in France. This number should now be regarded as a constant when computing the index level, because the adjustment coefficient K, had been adjusted accordingly to account for the conversion of the figure into Euro.

If no price has been established for a constituent’s share on the trading day concerned, either the last known price established during regular daytime trading in officially listed shares on Euronext Paris for traded stocks or the last adjusted price resulting from the adjustment of the closing price due to a corporate action will be used.

For constituents that have non-traded, halted or suspended status, the previous day’s reference prices or estimated prices (for IPOs, buyouts and swap offers) are used instead.

If prices are cancelled, the index will not be recalculated unless the Compiler decides otherwise.

The level of the CAC 40 index is published every 30 seconds.

The calculation of the level of the CAC 40 index starts when Euronext Paris begins regular daytime trading in officially listed shares.

A weighting limit of 15% is applied to CAC 40 constituents. If the weight of a given stock exceeds this limit it is scaled down by a coefficient called a “capping factor”.

The capping factors are reviewed annually. Like the free float factors, the capping factors are reviewed on the third Friday of September at the same time as the quarterly updates of the number of shares.

A pre-opening indicator known as pre-opening forerunner aiming to give an indication of market trend is disseminated before the market opening. This pre-opening forerunner is calculated from 7.15 to 9.00, on the basis of the theoretical opening prices determined by matching bid and ask prices as if trading were started on the market.

This forerunner is calculated on the basis of the available share prices traded. It then gives an indication of the first percentage change of the index.

This forerunner is defined as the variation percentage between the total free-float market capitalization of stocks traded and the most recent closing market capitalization of the same stocks.

The opening level is calculated using the opening prices of traded constituents or in the case of constituents that have non-traded, halted or suspended status, the previous day’s reference prices or estimated prices (for IPOs, buyouts and swap offers). The opening index level reflects the opening prices of the index constituents.

The opening index level is disseminated at the same time as the first index level, and it might not be equal to the first index level, which is disseminated as soon as the following conditions are met:

•	The total weight of stocks traded, halted or suspended equal 100% of the total free-float market capitalization of the CAC 40 Index.

•	The weight of stocks traded is greater than or equal to 65% of the total free-float market capitalization of the CAC 40 Index.

If after the market opens the CAC 40 Index remains in forerunner, during the entire trading session, the closing level of the CAC 40 Index will be calculated on the basis of the most recent traded prices, or the most recent reference price (possibly adjusted to account for corporate actions).

During the session, the forerunner can be substituted for the CAC 40 Index on an exceptional basis in the event that 35% of the market capitalization of the CAC 40 Index may not be traded. The calculation and dissemination of the CAC 40 Index levels resumes five minutes after the weight of stocks traded is greater than or equal to 65% of the free-float market capitalization of the CAC 40 Index.

The following indices are disseminated after the market close:

•	The reference closing level, which is calculated on the basis of all closing prices derived from the closing auction.

•	The reference opening price, which is calculated on the basis of the opening shares prices.

In both cases, for constituents that have non-traded, halted or suspended status, the previous day’s reference prices or estimated prices (for IPOs, buyouts and swap offers) are used instead.

The Compiler of the CAC 40 Index retains the right to delay the publication of the opening level of the CAC 40 Index. Furthermore, the Compiler retains the right to suspend the publication of the level of the CAC 40 Index if it believes that circumstances prevent the proper calculation of the CAC 40 Index.

A net total return index, which is obtained by reinvesting the net dividends, is calculated and disseminated at the same frequency as the CAC 40 (price index). If for any reason, share prices are not available for all constituents after Euronext Paris has started regular daytime trading, a forerunner will be disseminated until the two conditions are satisfied.

Discontinuation of the CAC 40 Index; Alteration of Method of Calculation

If Euronext Paris discontinues publication of the CAC 40 Index and Euronext Paris or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued CAC 40 Index (such index being referred to herein as a “CAC 40 successor index”), then any Index closing level will be determined by reference to the level of such CAC 40 successor index at the close of trading on the relevant exchange or market for the CAC 40 successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements.

Upon any selection by the calculation agent of a CAC 40 successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If Euronext Paris discontinues publication of the CAC 40 Index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no CAC 40 successor index is available at such time or the calculation agent has previously selected an CAC 40 successor index and publication of such CAC 40 successor index is discontinued prior to, and such discontinuation is continuing on such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if Euronext Paris (or the publisher of any CAC 40 successor index) fails to calculate and publish a closing level for the CAC 40 Index (or any CAC 40 successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the CAC 40 Index or CAC 40 successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the CAC 40 Index or CAC 40 successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the CAC 40 Index on the relevant exchange may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings’ obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the CAC 40 Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the CAC 40 Index or a CAC 40 successor index, or the level thereof, is changed in a material respect, or if the CAC 40 Index or a Euronext Paris successor index is in any other way modified so that the CAC 40 Index or such Euronext Paris successor index does not, in the opinion of the calculation agent, fairly represent the level of the CAC 40 successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the CAC 40 Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the CAC 40 Index or such CAC 40 successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the CAC 40 Index closing level with reference to the Euronext Paris Index or such CAC 40 successor index, as adjusted. Accordingly, if the method of calculating the CAC 40 Index or a CAC 40 successor index is modified so that the level of the CAC 40 Index or such CAC 40 successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the CAC 40 Index), then the calculation agent will adjust its calculation of the CAC 40 Index or such CAC 40 successor index in order to arrive at a level of the CAC 40 Index or such CAC 40 successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with Euronext Paris

Lehman Brothers Holdings Inc. will enter into a non-exclusive license agreement with Euronext Paris, providing for the license to Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the CAC 40 Index in connection with certain products, including the notes.

EURONEXT PARIS S.A. HAS ALL PROPRIETARY RIGHTS WITH RESPECT TO THE CAC 40 INDEX. IN NO WAY DO EURONEXT PARIS S.A. AND ANY DIRECT OR INDIRECT AFFILIATES SPONSOR, ENDORSE NOR ARE THEY OTHERWISE INVOLVED IN THE ISSUE AND OFFERING OF THE NOTES. EURONEXT PARIS S.A. AND ANY DIRECT OR INDIRECT AFFILIATES DISCLAIM ANY LIABILITY TO ANY PARTY FOR ANY INACCURACY IN THE DATA ON WHICH THE INDEX IS BASED, FOR ANY MISTAKES, ERRORS, OR OMISSIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE CAC 40 INDEX, OR FOR THE MANNER IN WHICH IT IS APPLIED IN CONNECTION WITH THE ISSUE AND OFFERING OF THE NOTES. “CAC40®” AND “CAC®” ARE REGISTERED TRADEMARKS OF EURONEXT N.V. SUBSIDIARY: EURONEXT PARIS S.A.

THE IBEX 35® INDEX

We have derived all information contained in this underlying supplement no. 820 regarding the IBEX 35® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Sociedad de Bolsas. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the IBEX 35® Index may be obtained at the IBEX 35® website (www.ibex35.com). Information contained in the IBEX 35® website is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the IBEX 35® Index at any time from the Bloomberg® service under the symbol “IBEX <Index> <Go>“ or from the IBEX 35® website at www.ibex35.com.

IBEX 35® Index Composition

The IBEX 35® index is composed of the 35 securities listed on the Stock Exchange Interconnection System of the four Spanish Stock Exchanges, which were most liquid during the control period pursuant to the terms of this regulation. For the purposes hereof:

The control period for the securities included in the IBEX 35® index for ordinary and follow up reviews is the six-month interval prior to the date of the review. With respect to extraordinary reviews, the control period is decided by the Technical Advisory Committee at that time.

The Technical Advisory Committee takes into account the following liquidity factors:

(A)	The trading volume in Euros in the order-driven market (Spanish Stock Exchange Interconnection System market segments of the Joint Stock Exchange System called Main Trading Market and Nuevo Mercado).

(B)	The quality of the said trading volume, considering:

– trading volume during the control period that:

•	is the result of transactions involving a change in the stable shareholding structure of the Company,

•	was traded by the same market member in a small number of transactions, or traded during a time period regarded by the Manager as not representative,

•	suffers a decline such as to cause the Manager to consider that the stock’s liquidity has been seriously affected,

– the characteristics and amount of the transactions made in the market,

– the statistics for the trading volume and characteristics of the trading,

– the quality of bid-ask spreads, turnover and other liquidity measures applied at the discretion of the Technical Advisory Committee.

Suspension of quotation or trading during a time period considered significant by the Technical Advisory Committee.

(C)	The Technical Advisory Committee also takes into account the security’s sufficient stability, bearing in mind the use of the IBEX 35® Index as the underlying index for derivatives trading, as well as an efficient replication of the same.

(D)	For a stock to be included in the IBEX 35®, its average capitalization in the index must be greater than 0.30% of the average index capitalization during the control period. For this reason, the average capitalization of the stock computable in the IBEX 35® Index will be understood to be the arithmetic mean, adjusted by the corresponding free-float factor according to the free-float band, resulting from multiplying the securities admitted for listing in each one of the trading sessions of the control period by the closing price of the security in each one of these sessions

When a security is first listed on the Spanish Stock Exchange Interconnection System which the Technical Advisory Committee thinks the security should be included in the Index, it may decide to include said security in the Index without having to wait for the necessary requirements to be met during the control period, with the attendant exclusion of another security for reasons of liquidity. If this is the case, a minimum requirement of a certain number of completed trading days shall be established, which will be at least one-third of those included in the control period, except if the company has an index computable capitalization among the top fifteen in the IBEX 35®.

The Technical Advisory Committee will in all events make the Index inclusion or exclusion decisions it deems appropriate with respect to any security.

IBEX 35® Index Calculation

The formula used in the calculation of the IBEX 35® Index value is:

t = Moment when the Index is calculated.

c = Company included in the Index.

S = No. of computable shares for calculating the value of the Index.

P = Price of the shares of the Company included in the Index at moment (t).

Cap = Capitalization of the Company included in the Index, i.e. (S*P).

SCap = Aggregate Capitalization of all Companies included in the Index.

J = Amount used to adjust the value of the Index due to capital increases, etc.

Coefficient J represents the capitalization adjustment required to assure Index continuity and is introduced in connection with certain financial transactions defined according to the Technical Regulations for the Composition and Calculation of the IBEX 35® Index.

The function of the J component is to assure that the IBEX 35® Index value is not altered by such financial transactions. The value of the J adjustment component shall reflect the capitalization difference of the IBEX 35® Index before and after the adjustment.

As a general reference, the price will be that at which the last transaction was completed on the Spanish Stock Exchange Interconnection System.

Nonetheless:

•	The closing price of the securities will be the price established in the Regulations for Trading on the Spanish Stock Exchange Interconnection System.

•

Where a security is suspended from trading for whatever reason (takeover bid, etc.), the valid price to be taken for the calculation of the Index shall be the price at which the last transaction was made prior to the suspension of the security in question. Following the closing of the market, the closing price will be calculated in accordance with the above paragraph.

In addition, the Manager may, in exceptional circumstances, propose to the Technical Advisory Committee a solution different from those indicated above, if is considered appropriate, bearing in mind the characteristics of each case.

Number of Shares

In general, the number of each company’s shares taken for calculation of the Index value will depend on its free float and will be the same for all the Indexes. This number will vary whenever financial transactions take place involving the securities in the Index. These adjustments to the index will be made on the basis of the number of shares the Manager objectively deems appropriate at the time. This number will always be made public and included in the Index announcements

The free float shall be deemed complementary to block ownership capital. For purposes of calculating block ownership capital, and pursuant to the data which appear in the Registry of the CNMV, the following shall be taken into account:

– direct shareholdings greater than or equal to 5% of the share capital and

– direct shareholdings held by members of the Board of Directors independently from their amount.

The Technical Advisory Committee shall take the preceding data into account even when the owner appearing in the Registry is a Nominee, unless the latter informs the CNMV in the appropriate manner that these shareholdings, taken individually, amount to less than 5% of capital.

The Technical Advisory Committee shall also take into account:

•

The relevant facts which have been officially notified to the CNMV before the end of the control period of every ordinary review, follow up review, or extraordinary review, as the case may be, and which affect the calculation of the free float on dates close to the application of the decisions of the Technical Advisory Committee.

•

Any other circumstance in the composition of the shareholding registered at the CNMV, which has any influence over the efficient replication of the IBEX 35®, also taking into account, as the case may be, the indirect shareholdings declared.

The number of each company’s shares taken for calculation of the Index value shall be adjusted by a free-float factor as shown in the following table:

Table showing the Free-Float Factor to be applied according to the Free Float Band

Free Float Band	Free-Float Factor

Less than or equal to 10%	10%

Greater than 10% but less than or equal to 20%	20%

Greater than 20% but less than or equal to 30%	40%

Greater than 30% but less than or equal to 40%	60%

Greater than 40% but less than or equal to 50%	80%

Greater than 50%	100%

Changes to each company’s free float shall be updated as follows:

•	at the ordinary reviews of the Technical Advisory Committee.

•

at the follow-up meetings, only if the new Free Float corresponding to the stock has changed in at least two tranches above or below the current factor at the moment of the review, according to the aforementioned table.

Without prejudice to the foregoing, and as a result of exceptional circumstances, in order to achieve an efficient replication of the IBEX 35®, the Committee may, at any time, change the free-float factor of a stock, with prior notification being given as appropriate.

Additionally, in order to obtain an efficient replication of the IBEX 35® Index, the Committee may use a number less than the number of the issued shares to calculate the value of the index, bearing in mind criteria such as a significant dispersion of trading on more than one market, liquidity or any other deemed appropriate and this shall be published sufficiently in advance.

Discontinuation of the IBEX 35® Index; Alteration of Method of Calculation

If Sociedad de Bolsas discontinues publication of the IBEX 35® Index and Sociedad de Bolsas or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued IBEX 35® Index (such index being referred to herein as a “IBEX 35® successor index”), then any Index closing level will be determined by reference to the level of such IBEX 35® successor index at the close of trading on the relevant exchange or market for the IBEX 35® successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements.

Upon any selection by the calculation agent of a IBEX 35® successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If Sociedad de Bolsas discontinues publication of the IBEX 35® Index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no IBEX 35® successor index is available at such time or the calculation agent has previously selected an IBEX 35® successor index and publication of such IBEX 35® successor index is discontinued prior to, and such discontinuation is continuing on such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if Sociedad de Bolsas (or the publisher of any IBEX 35® successor index) fails to calculate and publish a closing level for the IBEX 35® Index (or any IBEX 35® successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the IBEX 35® Index or IBEX 35® successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the IBEX 35® Index or IBEX 35® successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the IBEX 35® Index on the relevant exchange may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings’ obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the IBEX 35® Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the IBEX 35® Index or a IBEX 35® successor index, or the level thereof, is changed in a material respect, or if the IBEX 35® Index or a Sociedad de Bolsas successor index is in any other way modified so that the IBEX 35® Index or such Sociedad de Bolsas successor index does not, in the opinion of the calculation agent, fairly represent the level of the IBEX 35® successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the IBEX 35® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the IBEX 35® Index or such IBEX 35® successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the IBEX 35® Index closing level with reference to the Sociedad de Bolsas Index or such IBEX 35® successor index, as adjusted. Accordingly, if the method of calculating the IBEX 35® Index or a IBEX 35® successor index is modified so that the level of the IBEX 35® Index or such IBEX 35® successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the IBEX 35® Index), then the calculation agent will adjust its calculation of the IBEX 35® Index or such IBEX 35® successor index in order to arrive at a level of the IBEX 35® Index or such IBEX 35® successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with Sociedad de Bolsas

Lehman Brothers Holdings Inc. will enter into a non-exclusive license agreement with Sociedad de Bolsas, providing for the license to Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the IBEX 35® Index in connection with certain products, including the notes.

Sociedad de Bolsas does not warrant in any case for any reason whatsoever:

•	The continuity of the composition of the IBEX 35® Index exactly as it is today or at any other time in the past.

•	The continuity of the method for calculating the IBEX 35® Index exactly as it is calculated today or at any other time in the past.

•	The continuity of the calculation, formula and publication of the IBEX 35® Index.

•	The precision, integrity or freedom from errors or mistakes in the composition and calculation of the IBEX 35® Index.

•	The suitability of the IBEX 35® Index for the anticipated purposes for the notes.

Sociedad de Bolsas, owner of the IBEX 35® Index and registered holder of the corresponding trademarks associated with it, does not sponsor, promote, or in any way evaluate the advisability of investing in the notes and the authorization granted to the Licensee for the use of IBEX 35® trademark does not imply any approval in relation with the information offered by the Licensee or with the usefulness or interest in the investment in the notes.